Gentex Appoints Brian Walker to Board of Directors

Zeeland, MI, November 19, 2018 - Gentex Corporation (NASDAQ: GNTX), a leading supplier of digital vision, connected car, dimmable glass and fire protection technologies, announced today that Brian Walker, former CEO and board member of Herman Miller, has been appointed to its board of directors.

Prior to joining the board at Gentex, Walker was employed for 29 years by Herman Miller, Inc., a $2.38 billion provider of office furniture, fixtures and equipment, that employs nearly 8,000 people worldwide. While there, he served as President and Chief Executive Officer for 14 years, and as Chief Operating Officer, Chief Financial Officer, and Executive Vice President in prior roles.

“Brian’s commitment to sustainable, long-term focused business solutions is an exceptional asset to Gentex,” said Steve Downing, Gentex President and CEO. “His financial acumen, strategic vision and past experience in growing and expanding addressable markets will help our management team evaluate and deploy the best initiatives to continue our growth in the automotive space as well as new markets.”

During his tenure at Herman Miller, Walker gained a strong reputation for his commitment to sustainability and inclusivity initiatives, and his relentless focus on developing and growing Herman Miller’s addressable market through acquisitions and significant investments in research, design and digital business tools. Under his leadership, Herman Miller earned various sustainability and inclusivity awards, including the Human Rights Foundation's top rating in its Corporate Equality Index for 11 years in a row.

“Having lived and worked in West Michigan throughout my life, I have been able to work alongside Gentex on various community initiatives in the past,” said Walker. “I’m honored to be able to join the board of such a well-respected and community-focused company. I believe Gentex is well positioned as a leader in the automotive marketplace, and I look forward to working on its board to help Gentex continue growing as a world class organization.”

In addition to Gentex’s board, Brian is lead director of Briggs and Stratton Corporation, where he chairs the Compensation Committee and serves on its Finance Committee. Walker is also a member of the board of directors of Cooper Tire & Rubber Company and Universal Forest Products, Inc., where he serves as the Audit Committee chairman. Walker is a certified public accountant and a graduate of Michigan State University.

About Gentex

Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

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Contact Information:
Investor Contact
Josh O’Berski
616.772.1590 x5814

Gentex Media Contact
Craig Piersma
616.772.1590 x4316